EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of May 12, 2006 by and among ACME Television of Florida, LLC, a Delaware limited liability company (“ATF”), ACME Television Licenses of Florida, a Delaware limited liability company (“ATFL,” and, with ATF, sometimes collectively referred to hereinafter as “Seller”), and Sun Broadcasting, Inc., a Florida corporation (“Buyer”).

Recitals

    A.        Seller owns and operates analog television broadcast station WTVK(TV) and associated digital television broadcast station WTVK-DT, each in Naples, Florida (collectively the “Station”) pursuant to certain licenses and other authorizations (the “FCC Licenses”) issued by the Federal Communications Commission (the “FCC”).

    B.        Pursuant to the terms and subject to the conditions set forth in this Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, certain assets used or useful in the operation of the Station.

Agreement

        NOW, THEREFORE, in view of the foregoing and the mutual promises and covenants set forth herein, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1: Purchase of Station Assets

    1.1.        Station Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing (defined below), Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all right, title and interest of Seller in and to all assets and properties of Seller, real and personal, tangible and intangible, that are used or useful in the operation of the Station (the “Station Assets”), other than those assets identified in Section 1.2 hereof, free and clear of all Liens except Permitted Liens (as defined below), including without limitation the following:

    (a)        all licenses, permits and other authorizations issued to ATFL by the FCC with respect to the Station (the “FCC Licenses”), all of which are identified on Schedule 1.1(a), including any renewals or modifications thereof between the date hereof and Closing;

    (b)        all of Seller’s equipment, transmitters, antennas, cables, towers, vehicles, furniture, fixtures, spare parts and other tangible personal property of every kind and description used or useful in the operation of the Station, including without limitation those listed on Schedule 1.1(b), except for any retirements or dispositions thereof made between the date hereof and Closing in the ordinary course of business (the “Tangible Personal Property”);

    (c)        all of Seller’s real property used or held for use in the operation of the Stations (including any appurtenant easements and improvements located thereon), including without limitation those listed on Schedule 1.1(c) (the “Real Property”);

    (d)        agreements for the sale of advertising time on the Station, and all other contracts, agreements and leases used in the Station’s business, including without limitation those listed on Schedule 1.1(d), together with all contracts, agreements and leases made between the date hereof and Closing in accordance with Article 4 (the “Station Contracts”);

    (e)        all of Seller’s rights in and to the Station’s call letters, as well as Seller’s rights in and to the trademarks, trade names, service marks, internet domain names, copyrights, programs and programming material, jingles, slogans, logos, and other intangible property which are used or useful in the operation of the Station (the “Intangible Property”), including without limitation those listed on Schedule 1.1(e); and

    (f)        Seller’s rights in and to all the files, documents, records, and books of account (or copies thereof) relating to the operation of the Station, including the Station’s local public inspection file, programming information and studies, engineering data, advertising studies, marketing and demographic data, sales correspondence, lists of advertisers, credit and sales reports, and logs, but excluding records relating to Excluded Assets (as defined below).

    1.2.        Excluded Assets. Notwithstanding anything to the contrary contained herein, the Station Assets shall not include the following assets or any rights, title and interest therein (the “Excluded Assets”):

    (a)        all cash and cash equivalents of Seller, including without limitation certificates of deposit, commercial paper, treasury bills, marketable securities, money market accounts and all such similar accounts or investments;

    (b)        all tangible and intangible personal property of Seller retired or disposed of between the date of this Agreement and Closing in accordance with Article 4;

    (c)        all Station Contracts that are terminated or expire prior to Closing in accordance with Article 4;

    (d)        Seller’s corporate and trade names unrelated to the operation of the Station (including the name “ACME”), charter documents, and books and records relating to the organization, existence or ownership of Seller, duplicate copies of the records of the Station, and all records not relating to the operation of the Station;

    (e)        all contracts of insurance, all coverages and proceeds thereunder and all rights in connection therewith, including without limitation rights arising from any refunds due with respect to insurance premium payments to the extent related to such insurance policies;

    (f)        all pension, profit-sharing plans and trusts and the assets thereof and any other employee benefit plan or arrangement and the assets thereof, if any, maintained by Seller and any affiliates of Seller;

    (g)        the Station’s accounts receivable and any other rights to payment of cash consideration (including without limitation all rights to payments under the Station’s network affiliation agreements, whether or not offset) for goods or services sold or provided prior to the Effective Time (as defined below) or otherwise arising during or attributable to any period prior to the Effective Time (the “A/R”);

    (h)        any computer software and programs used in the operation of the Station that are not transferable;

    (i)        all rights and claims of Seller, whether mature, contingent or otherwise, against third parties with respect to the Station and the Station Assets, to the extent arising during or attributable to any period prior to the Effective Time;

    (j)        all deposits and prepaid expenses (and rights arising therefrom or related thereto), except to the extent Seller receives a credit therefor under Section 1.6;

    (k)        all claims of Seller with respect to any Tax (as defined below) refunds to the extent attributable to a taxable period ending on or prior to the Effective Time; and

    (l)        the assets listed on Schedule 1.2.

    1.3.        Assumption of Obligations. On the Closing Date (as defined below), Buyer shall assume the obligations of Seller with respect to the ownership or holding of the Station Assets arising during, or attributable to, any period of time on or after the Closing Date, including but not limited to those liabilities under the Station Contracts and the FCC Licenses, the obligations described in Section 5.7 and any other liabilities of Seller to the extent Buyer receives a credit therefor under Section 1.6 (collectively, the “Assumed Obligations”). Except for the Assumed Obligations, Buyer does not assume, and will not be deemed by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to have assumed, any other liabilities or obligations of Seller, all of which shall remain the obligation of Seller (the “Retained Obligations”).

    1.4.        Purchase Price. In consideration for the conveyance of the Station Assets to Buyer, at Closing Buyer shall pay Seller, by wire transfer of immediately available funds, the sum of Forty-Five Million Dollars ($45,000,000), subject to adjustment pursuant to Sections 1.6 and 9.3(d) (the “Purchase Price”).

    1.5.        Escrow Deposit. Within one (1) business day of the date of this Agreement, Buyer shall make a deposit by wire transfer of immediately available funds or a letter of credit from a bank acceptable to Seller of Two Million Two Hundred Twenty-Five Thousand Dollars ($2,225,000) (the “Escrow Deposit”) with the escrow agent (the “Escrow Agent”) pursuant to the Escrow Agreement (the “Escrow Agreement”) of even date herewith by and among Buyer, Seller and the Escrow Agent. At Closing, the Escrow Deposit (if cash) shall be disbursed to Seller and applied to the Purchase Price, and any interest accrued thereon shall be disbursed to Buyer. If this Agreement is terminated by Seller pursuant to Section 10.1(c), the Escrow Deposit and all interest accrued thereon shall be disbursed to Seller (through distribution of monies being held by Escrow Agent or, as the case may be, by drawing down on the letter of credit) and credited as liquidated damages under Section 10.5 hereof. If this Agreement is terminated for any other reason, the Escrow Deposit and all interest accrued thereon shall be disbursed to Buyer (or, if a letter of credit, returned to Buyer). If the Escrow Deposit is a letter of credit, the Escrow Agent shall be instructed to draw down on the entire amount of the Escrow Deposit if the letter of credit is not replaced with one of equal duration at least thirty (30) days prior to its expiration and this Agreement has not been terminated in accordance with its terms or Seller has made a claim for the Escrow Deposit that is still subject to review by any court of competent jurisdiction based on a complaint or other request for relief that has been or may be filed. The parties shall each instruct the Escrow Agent to disburse the Escrow Deposit and all interest thereon to the party entitled thereto and shall not, by any act or omission, delay or prevent any such disbursement. Any failure by Buyer to make the Escrow Deposit within one (1) business day of the date hereof constitutes a material default as to which the Cure Period under Section 10.1 does not apply, thereby entitling Seller to immediately terminate this Agreement.

    1.6.        Prorations and Adjustments.

    (a)        All prepaid and deferred income and expenses relating to the Station Assets and arising from the operation of the Station shall be prorated between Buyer and Seller in accordance with accounting principles generally accepted in the United States (“GAAP”) as of 12:01 a.m. on the day of Closing (the “Effective Time”). Such prorations shall include without limitation all music and other license fees, employee performance incentives set forth in employment agreements or annual compensation plans, any vacation for Transferred Employees (as defined below) (except accruals for the fiscal year of Seller in which Closing occurs for which there shall be no adjustment), utility expenses, rent and other amounts under Station Contracts and similar prepaid and deferred items. Seller shall receive a credit for all of the Station’s deposits and prepaid expenses. Sales commissions related to the sale of advertisements broadcast on the Station prior to the Effective Time shall be the responsibility of Seller, and sales commissions related to the sale of advertisements broadcast on the Station after the Effective Time shall be the responsibility of Buyer. All Taxes, other than transfer taxes, related to the Station Assets accrued or accruable with respect to events occurring on or prior to the Effective Time shall be borne by Seller. All Taxes related to the Station Assets accrued or accruable with respect to events occurring after the Effective Time, including any transfer taxes, shall be borne by Buyer. Ad valorem, real estate and other property Taxes (except transfer taxes as provided by Section 11.1), if any, with respect to the Station Assets shall be pro-rated on a per diem basis.

    (b)        With respect to trade, barter or similar agreements for the sale of time for goods or services assumed by Buyer pursuant to Section 1.1(d), if at Closing the Station has an aggregate negative or positive barter balance (i.e., the amount by which the value of air time to be provided by the Station after the Effective Time exceeds, or conversely, is less than, the fair market value of corresponding goods and services), there shall be no proration or adjustment, unless the negative or positive barter balance of the Station as an aggregate exceeds $10,000, in which event such excess or deficiency, as the case may be, shall be treated either as prepaid time sales or a receivable of Seller, and adjusted for as a proration in Buyer’s or Seller’s favor, as applicable. In determining barter balances, the value of air time shall be based upon Seller’s rates as of the Closing Date, and corresponding goods and services shall include those to be received by the Station after Closing plus those received by the Station before Closing to the extent conveyed by Seller to Buyer as a part of the Station Assets.

    (c)        No later than three (3) business days prior to the Closing Date, Seller shall provide Buyer with a statement setting forth a reasonably detailed computation of Seller’s reasonable and good faith estimate of the Adjustment Amount (as defined below) as of Closing (the “Preliminary Adjustment Report”). As used herein, the “Adjustment Amount” means the net amount by which the Purchase Price is to be increased or decreased in accordance with this Section 1.6. If the Adjustment Amount reflected on the Preliminary Adjustment Report is a credit to Buyer, then the Purchase Price payable at Closing shall be reduced by the amount of the preliminary Adjustment Amount, and if the Adjustment Amount reflected on the Preliminary Adjustment Report is a charge to Buyer, then the Purchase Price payable at Closing shall be increased by the amount of such preliminary Adjustment Amount. For a period of ninety (90) days after Closing, Seller and its auditors and Buyer and its auditors may review the Preliminary Adjustment Report and the related books and records of Seller with respect to the Station, and Buyer and Seller will in good faith seek to reach agreement on the final Adjustment Amount. If agreement is reached within such 90-day period, then, within five (5) business days thereafter, Seller shall pay to Buyer or Buyer shall pay to Seller, as the case may be, an amount equal to the difference between (i) the agreed Adjustment Amount and (ii) the preliminary Adjustment Amount indicated in the Preliminary Adjustment Report. If agreement is not reached within such 90-day period, then the dispute resolutions of Section 1.6(d) shall apply.

    (d)        If the parties do not reach an agreement on the Adjustment Amount within the 90-day period specified in Section 1.6(c), then Seller and Buyer shall select an independent accounting firm of recognized national standing (the “CPA”) to resolve the disputed items. If Seller and Buyer do not agree on the CPA within five (5) business days after the end of such 90-day period, then the CPA shall be a nationally recognized independent accounting firm selected by lot (after excluding one firm designated by Seller and one firm designated by Buyer). Buyer and Seller shall each inform the CPA in writing as to their respective positions with respect to the Adjustment Amount, and each shall make available to the CPA any books and records and work papers relevant to the preparation of the CPA’s computation of the Adjustment Amount. The CPA shall be instructed to complete its analysis within thirty (30) days from the date of its engagement and upon completion to inform the parties in writing of its own determination of the Adjustment Amount and the basis for its determination. Any determination by the CPA shall be final and binding on the parties. Within five (5) business days after the CPA delivers to the parties its written determination of the Adjustment Amount, Seller shall pay to Buyer, or Buyer shall pay to Seller, as the case may be, an amount equal to the difference between (i) the Adjustment Amount as determined by the CPA and (ii) the preliminary Adjustment Amount indicated in the Preliminary Adjustment Report.

    (e)        Concurrently with the payment of any amount required to be paid under Section 1.6(c) or (d), the payor shall pay the payee interest on such amount for the period from the Closing Date until the date paid at a rate equal to seven percent (7%) per annum. All payments to be made under Section 1.6 shall be paid by wire transfer in immediately available funds to the account of the payee at a financial institution in the United States and shall for all purposes constitute an adjustment to the Purchase Price.

    1.7.        Allocation. After Closing, Buyer and Seller will allocate the Purchase Price in accordance with the respective fair market values of the Station Assets and the goodwill being purchased and sold in accordance with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), based upon an appraisal by a nationally recognized broadcast appraiser selected by Buyer within sixty (60) days after Closing and acceptable to Seller (and whose fees and expenses shall be paid one-half by Seller and one-half by Buyer). Buyer and Seller each shall file its respective federal income tax returns and its other tax returns reflecting the allocation made pursuant to this Section.

    1.8.        Closing. The consummation of the sale and purchase of the Station Assets provided for in this Agreement (the “Closing”) shall take place on a date (the “Closing Date”) that is the tenth (10th) business day after the date of public notice of the FCC Consent (as defined below), or on such earlier day after such public notice as Buyer and Seller may mutually agree, subject to the satisfaction or waiver of the conditions set forth in Articles 6 and 7 hereof.

    1.9.        Governmental Consents.

    (a)        Within five (5) business days of the date of this Agreement, Buyer and Seller shall file an application with the FCC (the “FCC Application”) requesting FCC consent (the “FCC Consent”) to the assignment of the FCC Licenses to Buyer. Buyer and Seller shall diligently prosecute the FCC Application and otherwise use their commercially reasonable efforts to obtain the FCC Consent at the earliest practicable date. To that end, the parties shall cooperate with each other in timely (i) providing any additional information requested by the FCC or in making any amendments to the FCC Application and (ii) opposing any petition to deny, informal objection, application for review, petition for reconsideration, or notice appeal with any court which objects to the issuance of the FCC Consent or which requests that the FCC Consent be reversed or modified.

    (b)        If applicable, within ten (10) business days after the date of this Agreement, Buyer and Seller shall make any required filings with the United States Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) with respect to the transactions contemplated hereby (including a request for early termination of the waiting period thereunder), and shall thereafter promptly respond to all requests received from such agencies for additional information or documentation. Expiration or termination of any applicable waiting period under the HSR Act is referred to herein as “HSR Clearance.”

    (c)        Buyer and Seller shall promptly provide each other with copies of all documents filed with or received from the FCC or any other governmental agency with respect to this Agreement or the transactions contemplated hereby. Buyer and Seller shall furnish each other with such information and assistance as the other may reasonably request in connection with their preparation of any governmental filing hereunder.

    (d)        The FCC Consent and HSR Clearance are referred to herein collectively as the “Governmental Consents.”

ARTICLE 2: Seller Representations and Warranties

        Seller makes the following representations and warranties to Buyer:

    2.1.        Organization. AFT and ATFL are each duly organized, validly existing and in good standing under the laws of the State of Delaware, and each is qualified to do business in the State of Florida. AFT and ATFL each has the requisite power and authority to execute, deliver and perform this Agreement and all of the other agreements and instruments to be made by Seller pursuant hereto (collectively, the “Seller Ancillary Agreements”) and to consummate the transactions contemplated hereby.

    2.2.        Authorization. The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by Seller have been duly authorized and approved by all necessary action of Seller and do not require any further authorization or consent of Seller. This Agreement is, and each Seller Ancillary Agreement when made by Seller and the other parties thereto will be, a legal, valid and binding agreement of Seller enforceable in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

    2.3.        No Conflicts. Except as set forth on Schedule 2.3 and except for the Governmental Consents and consents to assign certain of the Station Contracts as set forth on Schedule 1.1(c) or Schedule 1.1(d), the execution, delivery and performance by Seller of this Agreement and the Seller Ancillary Agreements and the consummation by Seller of any of the transactions contemplated hereby does not (a) conflict with any organizational documents of Seller, (b) conflict with, result in a breach of or give rise to a right of termination or acceleration or constitute a default under any Station Contracts, (c) conflict with any law, judgment, order, or decree to which Seller is subject, or (d) require the consent or approval of, or a filing by Seller with, any governmental authority or any third party.

    2.4.        FCC Licenses. Except as set forth on Schedule 1.1(a):

    (a)        ATFL is the holder of the FCC Licenses identified on Schedule 1.1(a), which are all of the FCC licenses, permits and authorizations required for the present operation of the Station. The FCC Licenses are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired. There is not pending any action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any of the FCC Licenses (other than proceedings to amend FCC rules of general applicability). There is not issued or outstanding, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or order of forfeiture against the Station or against Seller with respect to the Station that could result in any such action. The Station is operating in compliance in all material respects with the FCC Licenses, the Communications Act of 1934, as amended (the “Communications Act”), and the rules, regulations and published policies of the FCC (the “FCC Rules”).

    (b)        The Station has been assigned a channel by the FCC for the provision of digital television (“DTV”) service, and the FCC Licenses include such authorization. The Station is broadcasting the DTV signal in accordance with such authorization in all material respects.

    2.5.        Taxes.

    (a)        Seller has, in respect of the Station’s business, filed all Tax Returns (as defined below) required to have been filed by it under applicable law, and has paid all Taxes which have become due pursuant to such Tax Returns or pursuant to any assessments which have become payable. Seller is not a foreign person within the meaning of Section 1445 of the Code.

    (b)        As used herein, (i) “Tax” (and, in the plural, “Taxes”) shall mean (A) any domestic or foreign federal, state or local taxes, charges, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever (including without limitation any income, net income, gross income, receipts, windfall profit, severance, property, production, sales, use, license, excise, registration, franchise, employment, payroll, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, estimated, transaction, title, capital, paid-up capital, profits, occupation, premium, value-added, recording, real property, personal property, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax), and (B) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i), and (ii) “Tax Returns” shall mean any return, report or statement required to be filed with respect to any Tax (including any attachments thereto and any amendments thereof) including without limitation any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, consolidated, combined or unitary returns for any group of entities that includes any Seller.

    2.6.        Personal Property. Schedule 1.1(b) contains a list of material items of Tangible Personal Property included in the Station Assets. Subject to Section 1.2(b), the Tangible Personal Property is all of the tangible personal property required to operate the Station’s business in the manner in which it is currently operated. Except as set forth on Schedule 1.1(b), Seller has good and marketable title to the Tangible Personal Property free and clear of liens, claims and encumbrances (“Liens”) other than Permitted Liens (as defined below). Except as set forth on Schedule 1.1(b), all material items of Tangible Personal Property are in operating condition, ordinary wear and tear excepted. As used herein, “Permitted Liens” means, collectively, the Assumed Obligations, liens for taxes not yet due and payable, liens that will be released at or prior to Closing, and such other easements, rights of way, building and use restrictions, exceptions, reservations and limitations that do not in any material respect detract from the value of the property subject thereto or impair the use thereof in the ordinary course of the business of the Station.

    2.7.        Intentionally Omitted.

    2.8.        Contracts. Schedule 1.1(d) contains a list of all material Station Contracts included in the Station Assets. Except as set forth on Schedule 1.1(d), each of the Station Contracts (including without limitation each of the real property leases included in the Station Contracts) is in effect and is binding upon Seller and, to Seller’s knowledge, the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally). Seller has performed its obligations under each of the Station Contracts in all material respects, and is not in material default thereunder, and to Seller’s knowledge, no other party to any of the Station Contracts is in default thereunder in any material respect. Subject to Section 1.2(c), the Station Contracts are all of the contracts required to operate the Station’s business in the manner in which it is currently operated.

    2.9.        Environmental. Except as set forth on Schedule 2.9, to Seller’s knowledge, Seller has complied in all material respects with all environmental, health and safety laws applicable to the Station Assets, including without limitation Subpart I, Part 1 of the FCC Rules, 47 C.F.R. §§ 1.1301 et seq. There is no action, suit or proceeding pending or, to Seller’s knowledge, threatened, against Seller that asserts that Seller has violated any environmental, health or safety laws applicable to the Station Assets.

    2.10.        Intangible Property. Schedule 1.1(e) contains a description of the material Intangible Property included in the Station Assets. Except as set forth on Schedule 1.1(e), (a) to Seller’s knowledge, Seller’s use of the Intangible Property does not infringe upon any third party’s rights in any material respect; (b) the Intangible Property is not the subject of any pending or, to Seller’s knowledge, threatened legal proceedings claiming infringement, unauthorized use or violation by Seller or the Station; and (c) Seller has not received any written notice that its use of the Intangible Property at the Station is unauthorized or violates or infringes upon the rights of any other person or challenging the ownership, use, validity or enforceability of any Intangible Property. Except as set forth on Schedule 1.1(e), to Seller’s knowledge, Seller owns or has the right to use the Intangible Property free and clear of Liens other than Permitted Liens. Subject to the provisions of Section 1.2, the Intangible Property, together with the FCC Licenses and the Station Contracts, comprise all of the intangible personal property required to operate the Station’s business in the manner in which it is currently operated.

    2.11.        Employees. Except as set forth on Schedule 2.11, (a) Seller has complied in all material respects with all labor and employment laws, rules and regulations applicable to the Station’s business, including without limitation those which relate to prices, wages, hours, discrimination in employment and collective bargaining, and (b) there is no unfair labor practice charge or complaint against Seller in respect of the Station’s business pending or, to Seller’s knowledge, threatened before the National Labor Relations Board, any state labor relations board or any court or tribunal, and there is no strike, dispute, request for representation, slowdown or stoppage pending or threatened in respect of the Station’s business. Except as set forth on Schedule 1.1(d) or Schedule 2.11, Seller is not party to any collective bargaining, union or similar agreement with respect to the employees of Seller at the Station, and, to Seller’s knowledge, no union represents or claims to represent or is attempting to organize such employees.

    2.12.        Insurance. Seller maintains insurance policies or other arrangements with respect to the operation of the Station and the Station Assets consistent with the requirements of law and its practices for other television stations in the industry, and will maintain such policies or arrangements until the Effective Time.

    2.13.        Compliance with Law. Except as set forth on Schedule 2.13, (a) Seller has complied in all material respects with all FCC Rules and all laws, rules and regulations, including without limitation all Federal Aviation Administration (“FAA”) rules and regulations applicable to the operation of the Station, and all decrees and orders of any court or governmental authority which are applicable to the operation of the Station, and (b) to Seller’s knowledge, there are no governmental claims or investigations pending or threatened against Seller in respect of the Station except those affecting the industry generally.

    2.14.        Litigation. Except as set forth on Schedule 2.14, there is no action, suit or proceeding pending or, to Seller’s knowledge, threatened against Seller in respect of the Station that will subject Buyer or the Station Assets to any lien or liability or which will affect Seller’s ability to perform its obligations under this Agreement.

    2.15.        Financial Statements. Seller has provided to Buyer copies of its statements of operations for the Station for (a) the years ended December 31, 2004 and December 31, 2005 (the “Year End Statements”), and (b) the quarter ended March 31, 2006 (such statements, together with the Year End Statements, the “Financial Statements”). The Year End Statements are the statements included in the audited consolidated financial statements of Seller’s ultimate parent (ACME Communications, Inc.), but the Year End Statements are not separately audited. The Financial Statements have been prepared in accordance with GAAP consistently applied and in the aggregate present fairly in all material respects the results of operations of the Station as operated by Seller for the respective periods covered thereby, except that such statements do not include any income tax expense or benefit or disclosures required by GAAP in notes accompanying the financial statements. Between March 31, 2006 and the date of this Agreement, the Station has been operated in all material respects in the manner set forth in Sections 4.1(a) through 4.1(d) and 4.1(g) and 4.1(h), as if such Sections applied during such period.

    2.16.        No Undisclosed Liabilities. There are no liabilities or obligations of Seller that will be binding upon Buyer after the Effective Time other than the Assumed Obligations.

    2.17.        Station Assets. The Station Assets include all assets that are owned or held by Seller and used or useful in the operation of the Station in all material respects as currently operated, except for the Excluded Assets.

ARTICLE 3: Buyer’s Representations and Warranties.

        Buyer hereby makes the following representations and warranties to Seller:

    3.1.        Organization. Buyer is duly organized, validly existing and in good standing under the laws of the State of Florida, and is qualified to do business in the State of Florida. Buyer has the requisite power and authority to execute, deliver and perform this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto (collectively, the “Buyer Ancillary Agreements”) and to consummate the transactions contemplated hereby.

    3.2.        Authorization. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by all necessary action of Buyer and do not require any further authorization or consent of Buyer. This Agreement is, and each Buyer Ancillary Agreement when made by Buyer and the other parties thereto will be, a legal, valid and binding agreement of Buyer enforceable in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

    3.3.        No Conflicts. Except for the Governmental Consents, the execution, delivery and performance by Buyer of this Agreement and the Buyer Ancillary Agreements and the consummation by Buyer of any of the transactions contemplated hereby does not (a) conflict with any organizational documents of Buyer, (b) conflict with, result in a breach of or give rise to a right of termination or acceleration or constitute a material default under any material contract of Buyer, (c) conflict with any law, judgment, order or decree to which Buyer is subject, or (d) require the consent or approval of, or a filing by Buyer with, any governmental authority or any third party.

    3.4.        Litigation. There is no action, suit or proceeding pending or, to Buyer’s knowledge, threatened against Buyer which questions the legality or propriety of the transactions contemplated by this Agreement or could materially adversely affect the ability of Buyer to perform its obligations hereunder, nor to the knowledge of Buyer, is there any reasonable basis for any such action, suit or proceeding.

    3.5.        Qualification. Buyer is legally, financially and otherwise qualified under the Communications Act and the FCC Rules to acquire the FCC Licenses for the Station and to operate the Station. There are no facts that would, under existing law and the existing FCC Rules, disqualify Buyer as an assignee of the FCC Licenses or to operate the Station. No waiver of or exemption from the Communications Act or any FCC Rule is necessary for the FCC Consent to be obtained. There are no matters which might reasonably be expected to result in the FCC’s denial or delay of the issuance of the FCC Consent.

ARTICLE 4: Seller Covenants

    4.1.        Seller’s Covenants. Between the date hereof and Closing, except as permitted by this Agreement or with the prior written consent of Buyer, which shall not be unreasonably withheld, delayed or conditioned, Seller shall:

    (a)        operate the Station in the ordinary course of business and in all material respects in accordance with FCC Rules and with all other applicable laws, regulations, rules and orders;

    (b)        not materially adversely modify any of the FCC Licenses;

    (c)        not, other than in the ordinary course of business, sell, lease, license, convey or dispose of or agree to sell, lease, license, convey or dispose of any of the Station Assets unless replaced with similar items of substantially equal or greater value and utility, or create, assume or permit to exist any Liens upon the Station Assets, except for Permitted Liens;

    (d)        maintain the Tangible Personal Property in the ordinary course of business and maintain insurance policies or other arrangements with respect to the Station Assets;

    (e)        upon reasonable notice, give Buyer and its representatives reasonable access during normal business hours to the Station Assets, and furnish Buyer with information relating to the Station Assets and the Station employees that Buyer may reasonably request, provided that such access rights shall not be exercised in a manner that interferes with the operation of the Station;

    (f)        at Buyer’s sole cost and expense, provide, and authorize Seller’s accountants to provide, Buyer any financial information regarding the Station that is maintained by Seller on an unconsolidated basis and requested by Buyer that is reasonably necessary to satisfy any reporting obligations to the Securities and Exchange Commission or reasonably necessary to obtain acquisition financing for the Station;

    (g)        except in the ordinary course of business and as otherwise required by law, (i) not enter into any employment, labor, or union agreement or plan (or amendments of any such existing agreements or plan) that will be binding upon Buyer after Closing or (ii) increase the compensation payable to any employee of the Station, except for bonuses and other compensation payable by Seller in connection with the consummation of the transactions contemplated by this Agreement;

    (h)        use commercially reasonable efforts to maintain the Station’s cable and DBS carriage existing as of the date of this Agreement, including making timely elections of must-carry or retransmission consent and negotiating new or extended retransmission consent agreements in the ordinary course of business, but no new agreement for carriage is a condition to Closing;

    (i)        consult with Buyer in connection with (i) any material amendment, renewal or extension of any network affiliation agreement, but no consultation is a condition to Closing; and (ii) all material decisions involving the launch on the Station of programming distributed by the CW Television Network (“CW”), including but not limited to advertising promotional schedules, graphics, and logo selection; provided, that all final decisions will be made by Seller;

    (j)        not, other than in the ordinary course of business, enter into new Station Contracts or amend any existing Station Contracts;

    (k)        consult with Buyer in establishing the Station’s programming schedule for the Fall of 2006; provided, that all final decisions will be made by Seller; and

    (l)        not enter into any contract to be assumed by Buyer under the provisions of this Agreement that would (i) obligate Buyer in an amount exceeding $50,000, or (ii) obligate Buyer for a period in excess of six months, unless the contract can be terminated by Buyer at any time after Closing without payment, penalty or further obligation.

ARTICLE 5: Joint Covenants

        Buyer and Seller hereby covenant and agree as follows:

    5.1.        Confidentiality. Seller (or The Blackstone Group, LLC on behalf of Seller) and Buyer (or an affiliate of Buyer on behalf of Buyer) are parties to a non-disclosure agreement with respect to Seller and its television stations (the “NDA”). To the extent not already a direct party thereto, Seller and Buyer hereby assume the NDA and agree to be bound by the provisions thereof. Without limiting the terms of the NDA, subject to the requirements of applicable law, all non-public information regarding the parties and their business and properties that is disclosed in connection with the negotiation, preparation or performance of this Agreement (including without limitation all financial information provided by Seller to Buyer) shall be confidential and shall not be disclosed to any other person or entity, except in accordance with the terms of the NDA.

    5.2.        Announcements. Prior to Closing, no party shall, without the prior written consent of the other, issue any press release or make any other public announcement concerning the transactions contemplated by this Agreement, except to the extent that such party is so obligated by law, in which case such party shall give advance notice to the other.

    5.3.        Control. Buyer shall not, directly or indirectly, control, supervise or direct the operation of the Station prior to Closing. Consistent with the Communications Act and the FCC Rules, control, supervision and direction of the operation of the Station prior to Closing shall remain the responsibility of Seller as the holder of the FCC Licenses.

    5.4.        Risk of Loss.

    (a)        Seller shall bear the risk of any loss of or damage to the Station Assets at all times until the Effective Time, and Buyer shall bear the risk of any such loss or damage thereafter.

    (b)        If prior to the Effective Time any item of Tangible Personal Property is damaged or destroyed or otherwise not in the condition described in Section 2.6 in any material respect, then:

    (i)        Seller shall use commercially reasonable efforts to repair or replace such item in all material respects in the ordinary course of business,

    (ii)        Seller’s representations and warranties, and Buyer’s pre-Closing termination rights and post-Closing indemnification rights, are hereby modified to take into account any such condition, and

    (iii)        if such repair or replacement is not completed prior to Closing, then as Buyer’s sole remedy, the parties shall proceed to Closing and Seller shall repair or replace such item in all material respects after Closing (and Buyer will provide Seller access and any other reasonable assistance requested by Seller with respect to such obligation).

    (c)        If the Station is off the air prior to Closing, then Seller shall use commercially reasonable efforts to return the Station to the air as promptly as practicable in the ordinary course of business. Notwithstanding anything herein to the contrary, if on the day otherwise scheduled for Closing the Station is off the air, then Closing shall be postponed until the date five (5) business days after the Station returns to the air, subject to Section 10.1(a)-(d).

    5.5.        Intentionally Omitted.

    5.6.        Consents.

    (a)        The parties shall use commercially reasonable efforts to obtain (i) any third party consents necessary for the assignment of any Station Contract (which shall not require any payment to any such third party), and (ii) execution of estoppel certificates by lessors under any real property leases requiring consent to assignment (if any), but no such consents or estoppel certificates are conditions to Closing except for the Required Consents (as defined below). Receipt of consent to assign to Buyer the Station’s unexpired (i) network affiliation agreements designated with a asterisk on Schedule 1.1(d) and (ii) the main tower lease designated with an asterisk on Schedule 1.1(c) is a condition precedent to Buyer’s obligation to close under this Agreement (the “Required Consents”).

    (b)        To the extent that any Station Contract may not be assigned without the consent of any third party, and such consent is not obtained prior to Closing, this Agreement and any assignment executed pursuant to this Agreement shall not constitute an assignment of such Station Contract; provided, that, with respect to each such Station Contract, Seller and Buyer shall cooperate to the extent feasible in effecting a lawful and commercially reasonable arrangement under which Buyer shall receive the benefits under the Station Contract from and after Closing, and to the extent of the benefits received, Buyer shall pay and perform Seller’s obligations arising under the Station Contract from and after Closing in accordance with its terms.

    5.7.        Employees.

    (a)        For a period of two (2) years from the date of this Agreement, Buyer shall not, without the prior written consent of Seller, solicit for employment, induce or attempt to induce to leave Seller’s or an affiliate of Seller’s employ, or hire, any employees of Seller or its affiliates (other than (i) general solicitations not directed solely to any such employees and (ii) any employment of such employees that results from such general solicitation).

    (b)        If the Station has any employees who perform functions for any parent or affiliate of Seller, such employees shall be allocated as set forth on Schedule 5.7. With respect to such shared employees, the terms of this Section 5.7 shall apply only to those who are allocated to Buyer pursuant to Schedule 5.7, and Buyer shall not solicit for hire those who are not allocated to Buyer (other than general solicitations not directed solely to any such employees).

    (c)        Seller has provided Buyer a list showing employee positions and annualized pay rates for employees of the Station. Except as provided by Section 5.7(b) and except for Excluded Employees (as defined below), Buyer shall offer employment to all persons employed by Seller immediately prior to Closing upon substantially the same terms and conditions and with substantially the same duties as in effect immediately preceding the Closing, including but not limited to wages, salaries, commission rate (if applicable) and target bonuses (all determined on a cash basis) and with benefits which are substantially similar to the benefits Buyer provides to its similarly-situated employees. As used herein the term “Excluded Employees” shall mean only those employees who are on inactive status (including employees who are inactive due to leave or short-term or long-term disability, as of the Closing Date). Buyer shall offer employment to Excluded Employees on the terms set forth above in this Section 5.7(c) subject to the following conditions: (i) if on medical or disability leave, when such individual is released by his or her physician to return to active employment, and (ii) such individual actually reports for active employment with Buyer immediately upon such medical release, and (iii) Buyer shall not be required to offer employment under this provision after six (6) months from the Closing Date or, if longer, after the expiration of any period required by applicable law. With respect to each employee who accepts such offer (collectively, the “Transferred Employees”), employment with Seller shall terminate at Closing and employment with Buyer shall thereupon commence. Without limiting the foregoing, if Buyer terminates the employment of any Transferred Employee within one (1) year after Closing, Buyer shall be responsible for any applicable severance in accordance with Seller’s severance policy (a copy of which has been provided to Buyer), unless the Transferred Employee is party to a written employment agreement that provides for a different severance obligation.

    (d)        With respect to Transferred Employees, Seller shall be responsible for all compensation and benefits arising prior to the Effective Time and Buyer shall be responsible for all compensation and benefits arising after the Effective Time. Notwithstanding anything herein to the contrary, Buyer shall grant credit to each Transferred Employee for all unused vacation accrued as of the Effective Time as an employee of Seller, and Buyer shall assume and discharge Seller’s obligation to provide such leave to such employees (such obligations being a part of the Assumed Obligations).

    (e)        Buyer shall permit Transferred Employees (and their spouses and dependents) to participate in its “employee welfare benefit plans” (including without limitation health insurance plans) and “employee pension benefit plans” (as defined in Section 3(1) and 3(2) of ERISA, respectively) which are substantially similar to the employee benefits Buyer provides to its similarly situated employees, with coverage effective immediately upon Closing (and without exclusion from coverage on account of any pre-existing condition), with service with Seller deemed service with the Buyer for purposes of any length of service requirements, waiting periods, vesting periods and differential benefits based on length of service (but not accruals under defined benefits pension plans), and with credit under any welfare benefit plan for any deductibles or co-payments paid for the current plan year under any plan maintained by Seller.

    (f)        Buyer shall permit each Transferred Employee who participates in the Seller’s 401(k) plan to elect to make direct rollovers of their account balances into the Buyer’s 401(k) plan as of Closing, including the direct rollover of any outstanding loan balances such that they will continue to make payments under the terms of such loans under the Buyer’s 401(k) plan, subject to compliance with applicable law and subject to the reasonable requirements of Buyer’s 401(k) plan.

    5.8.        Accounting Services.

    (a)        For a period of one hundred twenty (120) days after Closing (the “Collection Period”), Buyer shall, without charge to Seller, use commercially reasonable efforts to collect the A/R in the ordinary course of business and shall apply all amounts collected from the Station’s account debtors to the oldest account first. Any amounts relating to the A/R that are paid directly to Seller shall be retained by Seller. Buyer shall not discount, adjust or otherwise compromise any A/R and Buyer shall refer any disputed A/R to Seller. To the extent it receives any payment related solely to Seller’s A/R, Buyer shall, within one (1) business day of such receipt, deposit such monies in a bank account designated and solely owned by Seller (all in accordance with instructions to be provided by Seller to Buyer at Closing). To the extent it receives a payment for monies related both to Seller’s A/R and Buyer’s accounts receivable, Buyer shall, within ten (10) days at the end of each calendar month during the Collection Period, deliver to Seller a report showing A/R collections for the prior month along with a payment, without offset, to Seller equal to the amount of all such collections. At the end of the Collection Period, any remaining A/R shall be returned to Seller for collection.

    (b)        During the first fifteen (15) business days after Closing, Buyer shall provide to Seller at no additional cost the services of the Station’s business offices, together with reasonable access to related systems and records, for the purposes of closing the books of the Station for the period prior to Closing, all in accordance with the procedures and practices applied by the business offices for periods prior to Closing.

        5.9 Advertising. After the execution of this Agreement, Seller shall provide Buyer, without charge, $60,000 of advertising time (before agency commission) each calendar month prior to Closing (with a pro rata amount of time supplied for partial months prior to Closing based on the number of days in the particular month). The advertising time supplied to Buyer shall be valued on the basis of rates which Seller currently makes available to other advertisers on the Station (as the same may be adjusted for other advertisers from time to time). If this Agreement is terminated for any reason other than pursuant to section 10.1(b), then Buyer shall pay to Seller within one (1) business day of such termination by wire transfer of immediately available funds one hundred percent (100%) of the total value of the advertising supplied to Buyer pursuant to this Section 5.9.

ARTICLE 6: Seller Closing Conditions

        The obligation of Seller to consummate the Closing hereunder is subject to satisfaction, at or prior to Closing, of each of the following conditions (unless waived in writing by Seller):

    6.1.        Representations and Covenants.

    (a)        The representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects as of the Closing Date except for changes permitted or contemplated by the terms of this Agreement.

    (b)        The covenants and agreements to be complied with and performed by Buyer at or prior to Closing shall have been complied with or performed in all material respects.

    (c)        Seller shall have received a certificate dated as of the Closing Date from Buyer executed by an authorized officer of Buyer to the effect that the conditions set forth in Sections 6.1(a) and (b) have been satisfied.

    6.2.        Proceedings. Neither Seller nor Buyer shall be subject to any court or governmental order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby.

    6.3.        FCC Authorization. The FCC Consent shall have been obtained.

    6.4.        HSR Clearance. If applicable, the HSR Clearance shall have been obtained.

    6.5.        Deliveries. Buyer shall have complied with its obligations set forth in Section 8.2.

ARTICLE 7: Buyer Closing Conditions

        The obligation of Buyer to consummate the Closing hereunder is subject to satisfaction, at or prior to Closing, of each of the following conditions (unless waived in writing by Buyer):

    7.1.        Representations and Covenants.

    (a)        The representations and warranties of Seller made in this Agreement shall be true and correct in all material respects as of the Closing Date except for changes permitted or contemplated by the terms of this Agreement.

    (b)        The covenants and agreements to be complied with and performed by Seller at or prior to Closing shall have been complied with or performed in all material respects.

    (c)        Buyer shall have received a certificate dated as of the Closing Date from Seller executed by an authorized officer of Seller to the effect that the conditions set forth in Sections 7.1(a) and (b) have been satisfied.

    7.2.        Proceedings. Neither Seller nor Buyer shall be subject to any court or governmental order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby.

    7.3.        FCC Authorization. The FCC Consent shall have been obtained.

    7.4.        HSR Clearance. If applicable, the HSR Clearance shall have been obtained.

    7.5.        Deliveries. Seller shall have complied with its obligations set forth in Section 8.1.

    7.6.        Required Consents. The Required Consents shall have been obtained.

ARTICLE 8: Closing Deliveries

    8.1.        Seller Documents. At Closing, Seller shall deliver or cause to be delivered to Buyer:

    (i)        good standing certificates issued by the Secretary of State of Delaware;

    (ii)        certified copies of resolutions authorizing the execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby;

    (iii)        the certificate described in Section 7.1(c);

    (iv)        an assignment of FCC authorizations assigning the FCC Licenses from Seller to Buyer;

    (v)        an assignment and assumption of contracts assigning the Station Contracts (including real estate leases) from Seller to Buyer;

    (vi)        an assignment of marks assigning the Station’s registered marks listed on Schedule 1.1(e) (if any) from Seller to Buyer;

    (vii)        domain name transfers assigning the Station’s domain names listed on Schedule 1.1(e) (if any) from Seller to Buyer;

    (viii)        endorsed vehicle titles conveying the vehicles included in the Tangible Personal Property (if any) from Seller to Buyer;

    (ix)        a bill of sale conveying the other Station Assets from Seller to Buyer;

    (x)        an affidavit of non-foreign status of Seller that complies with section 1445 of the Code; and

    (xi)        any other instruments of conveyance, assignment and transfer that may be reasonably necessary to convey, transfer and assign the Station Assets from Seller to Buyer, free and clear of Liens, except for Permitted Liens.

    8.2.        Buyer Documents. At Closing, Buyer shall deliver or cause to be delivered to Seller:

    (i)        the Purchase Price in accordance with Section 1.5 hereof;

    (ii)        good standing certificates issued by the Secretary of State of the State of Florida;

    (iii)        certified copies of resolutions authorizing the execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby;

    (iv)        the certificate described in Section 6.1(c);

    (v)        an assignment and assumption of contracts assuming the Station Contracts (including the real estate lease);

    (vi)        domain name transfers assuming the Station’s domain names listed on Schedule 1.1(e) (if any); and

    (vii)        such other documents and instruments of assumption that may be necessary or reasonably requested by Seller for Buyer to assume the Assumed Obligations.

ARTICLE 9: Indemnification

    9.1.        Survival. The representations and warranties in this Agreement shall survive Closing for a period of twelve (12) months from the Closing Date, whereupon they shall expire and be of no further force or effect, except that (a) each party shall retain the Assumed Obligations or the Retained Obligations, as the case may be, until discharged, and (b) if the indemnified party gives the indemnifying party written notice of a claim for breach thereof within the time period set forth herein which describes in reasonable detail the nature and basis of such claim, then such claim shall survive until the earlier of resolution of such claim or expiration of the applicable statue of limitations. The other covenants and agreements in this Agreement shall survive Closing until performed.

    9.2.        Indemnification.

    (a)        Subject to Section 9.2(b), from and after Closing, Seller shall defend, indemnify and hold harmless Buyer from and against any and all losses, costs, damages, liabilities and expenses, including reasonable attorneys’ fees and expenses (“Damages”) incurred by Buyer arising out of or resulting from:

    (i)        any breach by Seller of its representations and warranties made under this Agreement; or

    (ii)        any default by Seller of any covenant or agreement made under this Agreement; or

    (iii)        the Retained Obligations;

    (iv)        the business or operation of the Station before the Effective Time, except for the Assumed

Obligations; or

    (v)        any Tax liability of Buyer caused by an assignment of rights by Seller pursuant to Section 5.9(a).

        (b)Notwithstanding the foregoing or anything else herein to the contrary, after Closing, (i) Seller shall have no liability to Buyer under Section 9.2(a)(i) until, and only to the extent that, Buyer’s aggregate Damages exceed $100,000 and (ii) the maximum aggregate liability of Seller under Section 9.2(a)(i) shall be an amount equal to 20% of the Purchase Price.

    (c)        From and after Closing, Buyer shall defend, indemnify and hold harmless Seller from and against any and all Damages incurred by Seller arising out of or resulting from:

    (i)        any breach by Buyer of its representations and warranties made under this Agreement; or

    (ii)        any default by Buyer of any covenant or agreement made under this Agreement; or

    (iii)        the Assumed Obligations;

    (iv)        the business or operation of the Station after the Effective Time; or

    (v)        any Tax liability of Seller caused by an assignment of rights by Buyer pursuant to Section 5.9(b).

    (d)        Notwithstanding the foregoing or anything else herein to the contrary, after Closing, (i) Buyer shall have no liability to Seller under Section 9.2(c)(i) until, and only to the extent that, Seller’s aggregate Damages exceed $100,000 and (ii) the maximum aggregate liability of Buyer under Section 9.2(c)(i) shall be an amount equal to 20% of the Purchase Price.

    9.3.        Procedures.

    (a)        The indemnified party shall give prompt written notice to the indemnifying party of any demand, suit, claim or assertion of liability by third parties that is subject to indemnification hereunder (a “Claim”), but a failure to give such notice or delaying such notice shall not affect the indemnified party’s rights or the indemnifying party’s obligations except to the extent the indemnifying party’s ability to remedy, contest, defend or settle with respect to such Claim is thereby prejudiced and provided that such notice is given within the time period described in Section 9.1.

    (b)        The indemnifying party shall have the right to undertake the defense or opposition to such Claim with counsel selected by it. In the event that the indemnifying party does not undertake such defense or opposition in a timely manner, the indemnified party may undertake the defense, opposition, compromise or settlement of such Claim with counsel selected by it at the indemnifying party’s cost (subject to the right of the indemnifying party to assume defense of or opposition to such Claim at any time prior to settlement, compromise or final determination thereof).

    (c)        Anything herein to the contrary notwithstanding:

    (i)        the indemnified party shall have the right, at its own cost and expense, to participate in the defense, opposition, compromise or settlement of the Claim;

    (ii)        the indemnifying party shall not, without the indemnified party’s written consent, settle or compromise any Claim or consent to entry of any judgment which does not include the giving by the claimant to the indemnified party of a release from all liability in respect of such Claim; and

    (iii)        in the event that the indemnifying party undertakes defense of or opposition to any Claim, the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel concerning such Claim and the indemnifying party and the indemnified party and their respective counsel shall cooperate in good faith with respect to such Claim.

    (d)        Seller and Buyer shall treat any indemnity payment made pursuant to this Article 9 as an adjustment to the Purchase Price for all income Tax purposes.

ARTICLE 10: Termination

    10.1.        Bases for Termination. Subject to Section 10.3, this Agreement may be terminated prior to Closing under any one of the following circumstances:

    (a)        by mutual written consent of Buyer and Seller;

    (b)        by written notice of Buyer to Seller, if Seller breaches its representations or warranties or defaults in the performance of its covenants contained in this Agreement and such breach or default is material in the context of the transactions contemplated hereby and is not cured within the Cure Period (as defined below);

    (c)        by written notice of Seller to Buyer, if Buyer breaches its representations or warranties or defaults in the performance of its covenants contained in this Agreement and such breach or default is material in the context of the transactions contemplated hereby and is not cured within the Cure Period; provided, that the Cure Period shall not apply to Buyer’s obligations to make the Escrow Deposit one business day after the date hereof or to pay the Purchase Price at Closing;

    (d)        by written notice of Seller to Buyer or Buyer to Seller, if the FCC denies the FCC Application or designates the FCC Application for an oral evidentiary hearing pursuant to an order that has become final (meaning that the time for filing any request for reconsideration or review by the FCC or a court of competent jurisdiction has expired under the Communications Act and the FCC Rules, and no such request for reconsideration or review is pending); or

    (e)        by written notice of Seller to Buyer or Buyer to Seller, if the Closing does not occur by the date twelve (12) months after the date of this Agreement (the “Outside Date”), except as provided by Section 5.4(c).

    10.2.        Cure Period. Each party shall give the other party prompt written notice upon learning of any breach or default by the other party under this Agreement. The term “Cure Period” as used herein means a period commencing on the date Buyer or Seller receives from the other written notice of breach or default hereunder and continuing until the earlier of (a) twenty (20) calendar days thereafter or (b) five (5) business days after the scheduled Closing date; provided, that if the breach or default is non-monetary and cannot reasonably be cured within such period but can be cured before the Closing, and if diligent efforts to cure promptly commence, then the Cure Period shall continue as long as such diligent efforts to cure continue.

    10.3.        Survival. Neither party may terminate under Sections 10.1(b) or (c) if it is then in material breach of any representation, warranty, covenant or other obligation under this Agreement. Except as provided by Section 10.5, the termination of this Agreement shall not relieve any party of any liability for breach or default under this Agreement prior to the date of termination. Notwithstanding anything contained herein to the contrary, Sections 1.6 (Escrow Deposit), 10.5 (Escrow Deposit), 5.1 (Confidentiality), and 11.1 (Expenses) shall survive any termination of this Agreement.

    10.4.        Specific Performance. In the event of failure or threatened failure by either party to comply with the terms of this Agreement, the other party shall be entitled to an injunction restraining such failure or threatened failure and, subject to obtaining any necessary FCC consent, to enforcement of this Agreement by a decree of specific performance requiring compliance with this Agreement. If any party seeks specific performance in accordance with this section, the other party shall waive the defense that the moving party has an adequate remedy at law.

    10.5.        Liquidated Damages. If Seller terminates this Agreement pursuant to Section 10.1(c), then Seller shall be entitled to the Escrow Deposit and all interest accrued thereon and such payment (through distribution of monies being held by Escrow Agent or by the Escrow Agent drawing down on the letter of credit which constitutes the Escrow Deposit) shall constitute liquidated damages and the sole remedy of Seller under this Agreement. Buyer acknowledges and agrees that Seller’s recovery of such amount shall constitute payment of liquidated damages and not a penalty and that Seller’s liquidated damages amount is reasonable in light of the substantial but indeterminate harm anticipated to be caused by Buyer’s material breach or default under this Agreement, the difficulty of proof of loss and damages, the inconvenience and non-feasibility of otherwise obtaining an adequate remedy, and the value of the transactions to be consummated hereunder.

ARTICLE 11: Miscellaneous

    11.1.        Expenses. Each party shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement. Except as otherwise provided in this Agreement, all governmental fees and charges applicable to any requests for Governmental Consents shall be paid by the party upon whom the applicable governmental authority imposes the fee or charge (or shall be shared equally if not imposed upon either party). Buyer and Seller shall each pay one-half of the fees paid with the FCC Application. Buyer shall pay all fees filed in conjunction with any filings under the HSR Act and all transfer taxes related to the conveyance of the Station Assets to Buyer. Each party is responsible for any commission, brokerage fee, advisory fee or other similar payment that arises as a result of any agreement or action of it or any party acting on its behalf in connection with this Agreement or the transactions contemplated hereby.

    11.2.        Further Assurances. After Closing, each party shall from time to time, at the request of and without further cost or expense to the other, execute and deliver such other instruments of conveyance and assumption and take such other actions as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby.

    11.3.        Assignment. Neither party may assign this Agreement without the prior written consent of the other party hereto. The terms of this Agreement shall bind and inure to the benefit of the parties’ respective successors and any permitted assigns, and no assignment shall relieve any party of any obligation or liability under this Agreement.

    11.4.        Notices. Any notice pursuant to this Agreement shall be in writing and shall be deemed delivered on the date of personal delivery or confirmed facsimile transmission or confirmed delivery by a nationally recognized overnight courier service, and shall be addressed as follows (or to such other address as any party may request by written notice):

(a) if to Seller, then to:	Tom Allen, Executive Vice President ACME Television of Florida, LLC 2101 E. Fourth Street, Suite 202A Santa Ana, California 92705 Telecopier No.: (714) 245-9494

Douglas Gealy, President ACME Television of Florida, LLC Suite 202 10829 Olive Boulevard St. Louis, MO 63141 Telecopier No.: (314) 989-0616

with a copy (which shall not constitute notice) to:
Dickstein Shapiro Morin & Oshinsky LLP 2101 L Street, NW Washington, DC 20037 Attention: Mr. Lewis J. Paper, Esq Telecopier No.: (202) 887-0689

(b) if to Buyer, then to:	Sun Broadcasting, Inc. 2824 Palm Beach Boulevard Ft Myers, FL 33916 Attention: Joseph Schwartzel, CEO Facsimile: (239) 479-5583

with a copy (which shall not constitute notice) to:
Leibowitz & Associates, PA One Southeast Thrid Avenue Miami, FL 33131-1715 Attention: Joseph A. Belisle, Esq. Facsimile: (305) 530-9417

    11.5.        Amendments. No amendment to this Agreement shall be effective unless evidenced by an instrument in writing signed by the parties.

    11.6.        Entire Agreement. This Agreement (including the other documents referenced herein, including the Schedules and Exhibits hereto) constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings with respect to the subject matter hereof, except the NDA, which shall remain in full force and effect. No party makes any representation or warranty with respect to the transactions contemplated by this Agreement except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, Seller makes no representation or warranty to Buyer with respect to any projections, budgets or other estimates of the Station’s revenues, expenses or results of operations, or, except as expressly set forth in Article 2, any other financial or other information made available to Buyer with respect to the Station. Nothing in this Section 11.6 shall extinguish or limit the obligation of any party to that certain Confidentiality Agreement among Buyer and its affiliates and ACME Communications, Inc. and its affiliates.

    11.7.        Severability. If any court or governmental authority of competent jurisdiction holds any provision in this Agreement invalid, illegal or unenforceable under any applicable law, then, so long as no party is deprived of the benefits of this Agreement in any material respect, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.

    11.8.        No Beneficiaries. Nothing in this Agreement expressed or implied is intended or shall be construed to give any rights to any person or entity other than the parties hereto and their successors and permitted assigns.

    11.9.        Governing Law. The construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to the choice of law provisions thereof.

    11.10.        Neutral Construction. The parties acknowledge that this Agreement was negotiated at arms-length and that the final terms hereof are the product of the parties’ negotiations. This Agreement shall be deemed to have been jointly and equally drafted by Buyer and Seller, and the provisions hereof should not be construed against a party on the grounds that the party drafted or was more responsible for drafting the provision.

    11.11.        Cooperation. After Closing, Buyer shall cooperate with Seller in the investigation, defense or prosecution of any action which is pending or threatened against Seller or its affiliates with respect to the Station, whether or not any party has notified the other of a claim for indemnity with respect to such matter. Without limiting the generality of the foregoing, Buyer shall make available its employees to give depositions or testimony and shall furnish all documentary or other evidence that Seller may reasonably request. Seller shall reimburse Buyer for all reasonable and necessary out-of-pocket expenses incurred in connection with the performance of its obligations under this Section 11.11.

        11.12 Waiver. No waiver of any provision of this Agreement shall be effective unless in a writing executed by the party charged with the waiver. A waiver granted in any particular instance shall not constitute a waiver of any similar or difference instance. In no event shall the parties’ practices under this Agreement or any delay in any party’s enforcement of its rights hereunder be construed as a waiver.

    11.13.        Counterparts. This Agreement may be executed in separate counterparts, each of which will be deemed an original and all of which together will constitute one and the same agreement. Facsimile signatures shall be sufficient to make this Agreement effective.

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above.

SUN BROADCASTING, INC. /s/ Joseph Schwartzel President

ACME TELEVISION OF FLORIDA, LLC /s/ Thomas D. Allen Executive VP and CFO

ACME TELEVISION LICENSES OF FLORIDA, LLC /s/ Thomas D. Allen Executive VP and CFO